UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 25, 2016

VIRTUAL LEARNING COMPANY, INC.

(Exact Name of Registrant as specified in its charter)

Nevada	333-174674	20-2208821
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Item 3.02 - Unregistered Sales of Equity Securities

This disclosure relates to the issuance of shares of the corporation to repay indebtedness, acquire certain contract rights and pay for services rendered to the corporation.

On July 20, 2016, upon his departure as an officer and director, the corporation agreed to pay Roger Fidler for past services rendered at total of 250,000 shares, valued at $0.01 by all parties.

On August 18, 2016, the directors accepted an offer to convert existing indebtedness due to Vincent Simonelli of $15,000, and accept an additional investment of $5,000, in exchange for 2,000,000 shares to be issued upon receipt of the $5,000.

On August 19, 2016, the board of directors approved the acquisition of certain intellectual property rights to include name usage, web site, the Rebuilding Blog, and an LLC, identified as Dream Building, in addition to construction licensing and registration owned by Atlantic Northeast Construction, LLC, in exchange for 2,250,000 shares.

Also on August 19, 2016, the board of directors opted to acquire the completion rights to 225 Baywood Drive and 7 E. North Carolina Avenue, valued at $45,373.00, in exchange for 907,466 shares, valued at $0.05 per share.

On August 23, 2016, the board of directors agreed to acquire the rights to complete four additional separate projects from Dream Homes, Ltd., 202 22nd Ave and 2 Sunrise Drive, valued at $36,032.00 and 71 Woodhaven Rd, Toms River, plus 225 Silver Bay Road, together valued at $32,963.10, for the cumulative issuance of 1,379,901 shares at $0.05 per share.

Finally, to be effective August 29, 2016, the corporation agreed to pay a consulting retainer fee of $8,000, at $0.05 per share, to Valvasone Trust, resulting in the issuance of 160,000 shares of common stock.

Cumulatively, a total of 6,947,367 shares were or will be issued. The shares were issued as private placements of securities exempt from registration as transactions not involving a public offering of securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRTUAL LEARNING COMPANY, INC.

/s/ Vincent Simonelli
Vincent Simonelli
President

Date: August 29, 2016